EXHIBIT 99.1

HUTCHINSON TECHNOLOGY REPORTS FOURTH QUARTER LOSS ON REDUCED VOLUME

TSA+ Efficiency Improving and Thailand Operations Startup on Track

HUTCHINSON, Minn., Nov. 1, 2010 – Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $26.8 million, or $1.15 per share, on net sales of $74.0 million for its fiscal fourth quarter ended September 26, 2010.  In the preceding quarter, the company reported a net loss of $18.5 million, or $0.79 per share, on net sales of $77.3 million.

Results for the fiscal 2010 fourth quarter included $3.7 million in severance costs, $2.9 million of startup costs for the company’s Thailand assembly operation and $2.2 million of non-cash interest expense resulting from the company’s adoption, at the beginning of fiscal 2010, of Financial Accounting Standards Board guidance for accounting for convertible debt instruments.  Results for the fiscal 2010 third quarter included $2.3 million of non-recurring asset write-downs in the BioMeasurement Division, $2.1 million of non-cash interest expense and $1.7 million of startup costs for the Thailand assembly operation.

Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said the company’s shipments of suspension assemblies declined 5 percent compared with the preceding quarter, in line with the company’s expectations.  “Inventory reductions at a certain customer reduced our shipments and, as we previously indicated would occur, our fourth quarter volume was negatively impacted by a defect on some TSA+ product that we encountered late in our third quarter,” said Fortun.  “By the middle of our fourth quarter, we had implemented and validated a solution for this defect, and our TSA+ output and yield now exceed previous highs.”

Fortun said the company completed construction of its Thailand facility on time and under budget and is now shipping product from the Thailand site for customer qualification, as planned.  Fortun also said that the company is on track with previously announced plans to further reduce its costs by $25 million on an annualized basis and will continue to focus on reducing costs.  “Continuing to improve our TSA+ production efficiency and ramping our Thailand assembly operations will move us closer to our goal of being the industry’s lowest cost producer of suspension assemblies,” said Fortun.  “These efforts, combined with increasing our revenue through growth in the overall suspension assembly market and higher market share, are essential to returning the company to positive cash generation and profitability.”

In the fiscal 2010 fourth quarter, the company’s cash used by operations was $19.2 million, capital expenditures totaled $9.8 million and the company repaid the remaining $34 million balance on the loan obtained against its portfolio of auction rate securities.  All of the company’s remaining auction rate securities were put back to UBS at par value during the quarter, under the terms of a previous agreement.  The company’s cash and investments balance at quarter end totaled $104.5 million.  The company said that it expects its fiscal 2011 capital expenditures to be $20 million to $25 million, compared to $32 million for fiscal 2010.

Disk Drive Components Division

The company shipped 110.4 million suspension assemblies in the fiscal 2010 fourth quarter, down from 116.6 million in the preceding quarter and 145.4 million in the fiscal 2009 fourth quarter.  Compared with the preceding quarter, shipments for mobile and 3.5-inch ATA applications declined while shipments for enterprise applications increased.

The higher mix of shipments for enterprise applications mitigated continued pressure on prices.  As a result, average selling price in the fourth quarter was 66 cents, up from 65 cents in the preceding quarter.  Average selling price in the fiscal 2009 fourth quarter was 70 cents.

The company shipped 38 million TSA+ suspensions in the fiscal 2010 fourth quarter, up from 33 million in the preceding quarter and 18 million in the fiscal 2009 fourth quarter.  Kathleen Skarvan, president of the Disk Drive Components Division, said that the cost burden of TSA+ flexure production in the fourth quarter remained about flat with the preceding quarter at $7.6 million primarily due to the costs of remediating the TSA+ defect.  “However, due to a resumption of yield improvements and higher output, the cost burden decreased as we moved through the quarter,” said Skarvan.  “We are still targeting elimination of the cost burden in the first half of fiscal 2011, after which we will begin to realize a competitive cost advantage.”  The company’s overall cost position is expected to further improve as its Thailand assembly operations ramp to higher volume.

Regarding the outlook for suspension assembly demand, the company expects its shipments in the fiscal 2011 first quarter to be 100 million to 110 million, in what it believes will be the low point for quarterly volume in fiscal 2011.

“Looking further ahead, we expect TSA+ suspension assemblies to account for a steadily increasing proportion of our shipments, growing from approximately a third of shipments in the fiscal 2010 fourth quarter to half of our shipments by mid-year and two-thirds of our shipments by year end,” said Skarvan.  “We are also shipping prototypes of dual-stage actuated (DSA) suspensions to four of the five hard disk drive OEMs, and we have received very positive feedback regarding the performance of our DSA suspensions in their tests.”

BioMeasurement Division

Net sales for the BioMeasurement Division totaled $682,000 in the fiscal 2010 fourth quarter, up from $536,000 in the preceding quarter and $624,000 in last year’s fourth quarter.  Most of the sequential quarter increase in net sales resulted from repeat sensor sales to existing customers.  For the full fiscal year, the number of sensors sold increased 63 percent compared with fiscal 2009 as repeat sales increased off of the growing base of installed monitors.  At the end of fiscal 2010, the installed base of monitors totaled 344 across 138 customers compared with 222 across 98 customers at the end of fiscal 2009.

Rick Penn, president of the BioMeasurement Division, said that cost reductions in the division are nearly complete.  “We expect to narrow the division’s fiscal 2011 operating loss to less than $8 million compared with $24 million in fiscal 2010,” said Penn.  The division’s net sales in fiscal 2011 are currently expected to range from $3 million to $5 million compared with $2.4 million in fiscal 2010.  The division’s expectations for fiscal 2011 net sales are contingent upon growing market acceptance of its existing and new products and upon hospital spending levels, which have been constrained by industry economic conditions.

During the fiscal 2011 first quarter, the company plans to launch a new product, the InSpectraTM StO2 Spot Check, in Europe and the Middle East and to file for marketing clearance of the product in the United States under the U.S. Food and Drug Administration’s Premarket Notification, or 510(k), process.  “This handheld device leverages our StO2 measurement technology and enables clinicians to quickly and cost-effectively identify at-risk patients, who can then be continuously monitored with our InSpectra StO2 Tissue Oxygenation Monitor,” said Penn.

Penn said that the clinical and economic evidence for wider adoption of StO2 monitoring is compelling and growing.  “Multiple clinical studies demonstrate that patients with low StO2 are at risk of poor outcomes and that measurement of StO2 identifies problems that other vital signs do not,” said Penn.  “Additionally, recent research suggests that using StO2 to guide patient treatment results in improved outcomes as well as economic benefits in the form of shortened length-of-stays in the ICU and hospital.”

Hutchinson Technology to Host Conference Call

The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time on Monday, November 1.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements, including statements regarding demand for and shipments of the company’s products, production capability and costs, assembly operations in Thailand, product commercialization and adoption, capital expenditures, cost reductions, operating performance and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to establish an assembly operation in Asia, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

[Financial Statements Follow]

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2010	2009	2010	2009

Net sales	$74,026	$103,242	$347,189	$408,022

Cost of sales	74,060	85,778	314,224	400,488

Gross (loss) profit	(34)	17,464	32,965	7,534

Research and development expenses	5,293	4,716	21,429	26,776

Selling, general and
administrative expenses	15,215	10,228	55,601	54,880

Severance and other expenses	3,674	378	3,674	29,586

Asset impairment and other charges	-	-	-	71,809

(Loss) income from operations	(24,216)	2,142	(47,739)	(175,517)

Interest expense	(3,652)	(4,653)	(15,876)	(19,762)

Interest income	70	308	1,311	3,184

Other income, net	1,099	750	2,356	1,536

Gain on extinguishment of debt	-	3,155	6	17,253

Impairment of long-term investments	-	-	(319)	4,390

(Loss) income before income taxes	(26,699)	1,702	(60,261)	(168,916)

Provision (benefit) for income taxes	107	(55)	(1,585)	(209)

Net (loss) income	$(26,806)	$1,757	$(58,676)	$(168,707)

Basic (loss) earnings per share	$(1.15)	$0.08	$(2.51)	$(7.27)

Diluted (loss) earnings per share	$(1.15)	$0.08	$(2.51)	$(7.27)

Weighted-average common
shares outstanding	23,366	23,353	23,362	23,214

Weighted-average common
and diluted shares outstanding	23,366	23,503	23,362	23,214

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	September 26,	September 27,
ASSETS	2010	2009
Current assets:
Cash and cash equivalents	$55,639	$106,391
Short-term investments	48,899	96,316
Trade receivables, net	47,629	63,448
Other receivables	7,849	8,445
Inventories	53,568	46,878
Other current assets	2,353	4,932
Total current assets	215,937	326,410
Long-term investments	-	24,316
Property, plant and equipment, net	258,233	279,336
Other assets	5,542	5,425
	$479,712	$635,487

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt	$1,280	$102,804
Accounts payable	15,788	17,536
Accrued expenses	8,593	11,183
Accrued compensation	12,911	13,139
Total current liabilities	38,572	144,662
Long-term debt, less current maturities	271	946
Convertible subordinated notes	174,920	166,464
Other long-term liabilities	1,271	1,705
Shareholders' investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 23,371,000 and 23,359,000
issued and outstanding	234	234
Additional paid-in capital	422,089	418,572
Accumulated other comprehensive income	630	2,503
Accumulated loss	(158,275)	(99,599)
Total shareholders' investment	264,678	321,710
	$479,712	$635,487

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	September 26,	September 27,
	2010	2009
Operating activities:
Net loss	$(58,676)	$(168,707)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization	52,874	76,566
Stock-based compensation	3,462	4,244
Non-cash interest expense	8,456	8,793
Asset impairment charge	2,294	71,640
Loss (gain) on short- and long-term investments	319	(4,390)
Gain on extinguishment of debt, net	(6)	(17,253)
Loss (gain) on disposal of assets	173	(1,762)
Severance and other expenses	1,025	-
Changes in operating assets and liabilities	5,159	50,169
Cash provided by operating activities	15,080	19,300

Investing activities:
Capital expenditures	(32,481)	(20,609)
Proceeds from the sale of PP&E	-	12,205
Purchases of marketable securities	(71,739)	(46,883)
Sales/maturities of marketable securities	141,126	133,819
Cash provided by investing activities	36,906	78,532

Financing activities:
Net proceeds from issuance of common stock	55	1,508
Net proceeds from loan	-	55,699
Repayment of long-term debt	(102,793)	(110,957)
Cash used by financing activities	(102,738)	(53,750)

Net (decrease) increase in cash and cash equivalents	(50,752)	44,082

Cash and cash equivalents at beginning of period	106,391	62,309

Cash and cash equivalents at end of period	$55,639	$106,391

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2010	2009	2010	2009

Net (loss) income (A)	$(26,806)	$1,757	$(58,676)	$(168,707)
Plus: interest expense on convertible
subordinated notes	-	-	-	-
Less: additional profit sharing expense and
income tax provisions	-	-	-	-
Net (loss) income available to common shareholders (B)	$(26,806)	$1,757	$(58,676)	$(168,707)

Weighted average common shares outstanding (C)	23,366	23,353	23,362	23,214
Dilutive potential common shares	-	150	-	-
Weighted-average common and diluted shares
outstanding (D)	23,366	23,503	23,362	23,214

Basic (loss) earnings per share [(A)/(C)]	$(1.15)	$0.08	$(2.51)	$(7.27)
Diluted (loss) earnings per share [(B)/(D)]	$(1.15)	$0.08	$(2.51)	$(7.27)